Exhibit 5.1

Denver
Las Vegas
Los Angeles
Los Cabos
Orange County
Phoenix
RENO
Salt Lake City
Tucson

July 10, 2018

Ekso Bionics Holdings, Inc.

1414 Harbour Way, Suite 1201

Richmond, CA 94804

Re:	Offering of 1,603,442 Shares of Common Stock Underlying Warrants to Purchase Shares of Common Stock of Ekso Bionics Holdings, Inc.

Ladies and Gentlemen:

We are acting as counsel to Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), in connection with the offering of 1,603,442 shares of common stock underlying warrants to purchase shares of common stock of the Company, par value $0.001 per share (the “Warrant Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-218517) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on June 16, 2017, the related prospectus included therein (the “Prospectus”), and the prospectus supplement dated the date hereof filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Articles of Incorporation of the Company, as amended through the date hereof; (ii) the By-Laws of the Company, as amended through the date hereof; (iii) certain resolutions of the Board of Directors (the “Board”) of the Company, relating to the issuance, sale and registration of the Warrant Shares; (iv) the Registration Statement; (v) the Prospectus and (vi) the Prospectus Supplement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.  Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Warrant Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be legally issued, fully-paid and nonassessable.

We express no opinion as to matters governed by any laws other than the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K announcing the filing of the Prospectus Supplement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Snell and Wilmer L.L.P.

Snell and Wilmer L.L.P.